Filed Pursuant to Rule 433

Dated May 8, 2007

Registration Statement: No. 333-132936-14

Credit Suisse,
acting through its Guernsey branch

$750,000,000

Floating Rate Tier 1 Capital Notes

Final Terms and Conditions

Issuer:	Credit Suisse (the “Bank”), acting through its Guernsey branch
Ratings:	Aa3 / A / A+ (Stable / Stable / Stable)
Minimum Denomination:	$2,000 x $2,000
Trade Date:	May 8, 2007
Settlement Date:	May 15, 2007 (T+5)
Maturity Date:	Perpetual
Reset Date:	May 15, 2017
Principal Amount:	$750,000,000
Public Offering Price:	100.000% of the principal amount per Note
Interest Rate Index:	Three-Month USD LIBOR
Re-offer Spread to Index:	+ 69 bps
Re-offer Yield:	3mL + 69 bps
Gross Spread:	1.000%
Price to Issuer:	99.000%
Net Proceeds to Issuer:	$742,500,000
Initial Interest Rate:	Three-Month USD LIBOR plus 0.69% per annum, from and including May 15, 2007 to, but excluding, the Reset Date
Interest Rate from Reset Date:	Three-Month USD LIBOR plus 1.69%, from and including the Reset Date
Interest Payment Dates:	Quarterly in arrears on each February 15th, May 15th, August 15th, and November 15th, beginning August 15, 2007, subject to Modified Following Business Day Convention
Day Count:	Actual/360
Non-Cumulative Interest:

All interest payments are at the Bank’s option if no payments are made on common shares or other Tier 1 instruments, and interest payments are not prohibited because the Bank has sufficient distributable profits and satisfies the regulatory and solvency condition

Optional Redemption:	In whole but not in part, on the Reset Date or on any Interest Payment Date thereafter, at the principal amount
Special Event Redemption:

In whole but not in part, prior to the Reset Date on Interest Payment Dates only, at the principal amount (and current interest) in the event of loss of tax efficiency, Tier
1 treatment, or imposition of withholding tax

Subordination:	Junior subordinated debt
Conditions of Redemption:	Subject to the Bank’s obtaining prior approval of the Swiss Federal Banking Commission
Listing:	New York Stock Exchange (Expected)
QDI:	Initially should be QDI-eligible
Form of Issuance:	SEC Registered
CUSIP:	225448AB5
ISIN:	US225448AB59
Common Code:	TBD
Sole Bookrunner (90.25%):	Credit Suisse Securities (USA) LLC

Co-managers: (0.50% each)

Banc of America Securities LLC
BB&T Capital Markets, a divison of Scott & Stringfellow, Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
Fortis Securities LLC
HSBC Securities (USA) Inc.
ING Belgium N.V.
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Mellon Financial Markets, LLC
Mitsubishi UFJ Securities International plc
Morgan Keegan & Company, Inc.
Popular Securities, Inc.
Rabo Securities USA, Inc.
SG Americas Securities, LLC
SunTrust Capital Markets, Inc.
Wells Fargo Securities, LLC

Junior Co-managers: (0.25% each)	MFR Securities, Inc. Trilon International Inc. Utendahl Capital Partners, L.P.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.